Exhibit 99.1

Contact:
Jordan M. Copland
Executive Vice President and Chief Financial Officer
GSI Commerce, Inc.
(610) 491-7000
coplandj@gsicommerce.com

FOR IMMEDIATE RELEASE

GSI COMMERCE ISSUES COMMON STOCK IN EXCHANGE FOR WARRANTS HELD BY COMCAST AND QVC

KING OF PRUSSIA, PENNSYLVANIA, July 28, 2003 – GSI COMMERCE, INC. (NASDAQ: GSIC), today announced that it has issued 1.65 million shares of GSI Commerce common stock to Interactive Technology Holdings, LLC “ITH”, a joint venture company owned by Comcast Corporation and QVC, Inc. in exchange for warrants held by ITH to purchase 4.5 million shares of GSI Commerce common stock. Of the warrants that are being exchanged, 2.0 million have an exercise price of $8.15 per share and expire between September 2005 and October 2005 and 2.5 million have an exercise price of $10.00 per share and expire between September 2005 and October 2005.

As a result of this transaction, ITH’s stake in GSI Commerce’s current outstanding shares increased to approximately 26.6% from approximately 23.5% while its stake in GSI Commerce’s fully diluted shares decreased from approximately 28.2% to approximately 23.8%. In addition, as a result of this transaction, GSI Commerce’s outstanding shares increased from approximately 38.9 million shares to approximately 40.5 million shares and its fully diluted shares decreased from approximately 49.5 million shares to approximately 46.7 million shares.

About GSI Commerce, Inc.

GSI Commerce is a leading outsource solution provider for e-commerce. The company develops and operates e-commerce businesses for retailers, branded manufacturers, media companies, television networks and professional sports organizations. The GSI Commerce platform includes Web site design and development, e-commerce technology, customer service, fulfillment, merchandising, content development and management, and online and database marketing.

Forward-Looking Statements

All statements made in this release other than statements of historical fact, are or will be forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may “, “plan”, “will”, “would”, “should”, “guidance”, “potential”, “continue”, “confident”, “prospects”, and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce and the industry and markets in which the company operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. Factors which may affect GSI Commerce’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the stock market and the industries in which GSI Commerce operates, changes affecting the Internet and e-commerce, the ability of the company to maintain relationships with strategic partners and suppliers, the ability of the company to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of the company to attract and retain qualified personnel, the ability of the company to successfully integrate its acquisitions of other businesses and the performance of acquired businesses. More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the Securities and Exchange Commission. GSI Commerce expressly disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by GSI Commerce.

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